UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): April 14, 2016

Ensco plc

(Exact name of registrant as specified in its charter)

England and Wales	1-8097	98-0635229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Chesterfield Gardens

London, England W1J 5BQ

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: 44 (0) 20 7659 4660

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02              Results of Operations and Financial Condition

Preliminary First Quarter 2016 Results

Ensco plc is furnishing the following preliminary estimated financial information for the quarter ended March 31, 2016:

•                  Operating revenues are expected to be between $812 million and $817 million, benefiting from estimated reported utilization between 64% and 66%, as compared to the low-60% range in our first quarter 2016 outlook disclosed on our February 25, 2016 conference call, and average day rates that declined by approximately 3% to 4%, as compared to a 7% to 8% decline in our prior disclosed outlook.

•                  Contract drilling expense is anticipated to be between $361 million and $366 million, as compared to our prior disclosed outlook of $385 million to $390 million.

•                  No anticipated loss on impairment.

•                  Depreciation expense is expected to be approximately $113 million, in line with our prior disclosed outlook.

•                  General and administrative expense is estimated to be between $23 million and $24 million, significantly better than fourth quarter 2015 general and administrative expense of $30 million.

•                  Other expense is expected to be between $64 million and $65 million, compared to our prior disclosed outlook of $62 million.

•                  As of March 31, 2016, our total debt, cash and cash equivalents and short-term investments are expected to be $5.9 billion, $1.1 billion and $295 million, respectively.  On a pro forma basis after giving effect to our tender offers for $861 million aggregate principal amount of certain series of our senior notes for an aggregate purchase price of $622 million (excluding accrued and unpaid interest), our total debt, cash and cash equivalents and short-term investments are expected to be $5.0 billion, $455 million and $295 million, respectively.

•                  Expected capital expenditures for the year ended December 31, 2016 has been revised to $400 million.

The information set forth above does not represent a comprehensive statement of our results of operations or financial condition as of or for the quarter ended March 31, 2016.  The final comprehensive statements of our results of operations and financial condition as of and for the quarter ended March 31, 2016 may vary from our current expectations and may be different from the information described above as our quarterly financial statement close process is not yet complete and additional developments and adjustments may arise between now and the time the financial information for this period is finalized.  In addition, these preliminary estimates are not necessarily indicative of the results to be achieved for the remainder of 2016 or in any future period. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control.

We estimate our backlog was $5.2 billion as of March 31, 2016 as compared to $5.8 billion as of December 31, 2015.  The reduction is the result of a $300 million decline in backlog with respect to our floaters primarily due to revenues realized during the first quarter of 2016, partially offset by an agreement with our customer to move ENSCO DS-6 off standby and begin work offshore Egypt at a higher day rate, a letter of award from our customer to extend the term on ENSCO 5004 in exchange for a lower day rate, and a new three-month contract on ENSCO 8504.  In addition, our jackup backlog declined by $500 million primarily due to revenues realized during the first quarter of 2016, early contract terminations on ENSCO 72 and ENSCO 110, and day rate concessions executed on our rigs contracted with Saudi Aramco.  The floater and jackup backlog declines were partially offset by a $200 million increase in backlog related to contract extensions for our management services contracts.

The information furnished in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ensco plc

Date: April 14, 2016	/s/ TOMMY E. DARBY
Tommy E. Darby
Controller